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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON,  D.C.  20549

                                 SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 10)*




                      HUTCHINSON TECHNOLOGY INCORPORATED
            -------------------------------------------------------
                                  (Name of Issuer)

                        Common Stock, $.01 par value
            -------------------------------------------------------
                        (Title of Class of Securities)

                                   448407-7
            -------------------------------------------------------
                                (CUSIP Number)

                                 April 24, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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 CUSIP NO. 448407-7                   13G


--------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Jeffrey W. Green
--------------------------------------------------------------------------------

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / /
      Not Applicable
                                                                      (b) / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------

                        5   SOLE VOTING POWER

      NUMBER OF             857,388
                        --------------------------------------------------------
        SHARES
                        6   SHARED VOTING POWER
     BENEFICIALLY
                            134,460
       OWNED BY         --------------------------------------------------------

         EACH           7   SOLE DISPOSITIVE POWER

      REPORTING             991,188
                        --------------------------------------------------------
        PERSON
                        8   SHARED DISPOSITIVE POWER
        WITH:
                            660
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      991,848
--------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      Not Applicable
--------------------------------------------------------------------------------
  11
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.9%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1.
        (a)  Name of Issuer

             Hutchinson Technology Incorporated (the "Issuer")

        (b)  Address of Issuer's Principal Executive Offices

             40 West Highland Park
             Hutchinson, Minnesota  55350

ITEM 2.
        (a)  Name of Person Filing

             This filing is made by Jeffrey W. Green

        (b)  Address of Principal Business Office or, if none, Residence

             Jeffrey W. Green
             3401 Fourth Avenue North
             Sious Falls, SD  57104

        (c)  Citizenship

             Jeffrey W. Green is a citizen of the United States

        (d)  Title of Class of Securities

             Common Stock, $.01 par value (the "Common Stock")

        (e)  CUSIP Number

             448407-7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        Not Applicable

ITEM 4. OWNERSHIP

        (a) Amount Beneficially Owned                                      991,848(1)

        (b) Percent of Class                                               4.9%

        (c) Number of shares as to which such person has:(1)

            (i) Sole power to vote or to direct the vote                   857,388(2)

           (ii) Shared power to vote or to direct the vote                 134,460(3)

          (iii) Sole power to dispose or to direct the disposition of      991,188(2)

           (iv) Shared power to dispose or to direct the disposition of        660(4)

1.   Holdings as of December 31, 1998.
2 Includes 351,300 shares covered by immediately exercisable options granted to Mr. Green.
3. 133,800 of these shares are held by Norwest Bank St. Paul, N.A., as trustee for the Jeffrey W. Green IRA. The remaining 660 shares are held by Mr. Green in joint tenancy with his wife.
4.   These 660 shares are held by Mr. Green in joint tenancy with his wife.

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 9, 1999
                                       ---------------------------------------
                                                         Date

                                                 /s/ Jeffrey W. Green
                                       ---------------------------------------
                                                      Signature

                                       Jeffrey W. Green, Chairman of the Board
                                       ---------------------------------------
                                                      Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Section 240.13d-7 for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


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